Exhibit 23.4

CONSENT OF THOMAS GARAGAN

The undersigned hereby consents to the references to, and the information derived from, the report titled “Otjikoto Gold Mine, Namibia, NI 43-101 Technical Report” dated effective December 31, 2018, and to the references, as applicable, to the undersigned's name as an expert or qualified person, included in or incorporated by reference into this registration statement on Form S-8 of B2Gold Corp.

/s/ Thomas Garagan
Thomas Garagan, P. Geo

August 5, 2026